Exhibit 10.37

October 8, 2025

DELIVERED BY EMAIL

Reshma Rangwala

Dear Reshma:

In recognition of your commitment and the role you play, the Company is providing you with a one-time cash retention payment of $1,000,000, less all required taxes, withholdings and deductions

(“One-time Retention Payment”), payable to you on or about October 17, 2025.

In addition, the Company is providing you with a total cash retention payment of $229,933.11, which is equal to 90% of your target bonus award as defined in the Company’s 2025 Annual Bonus Plan (the “Bonus Plan”), less all required taxes, withholdings and deductions (“Bonus Retention Payment” and together with the One-time Retention Payment, “Retention Payments”), payable to you in two installments, as follows: (i) 50% payable on or around October 17, 2025

(“Installment 1”), and (ii) 50% payable on April 30, 2026, (“Installment 2”).

All payments under this Agreement are subject to the terms and conditions of this letter agreement and to your continued employment in good standing with the Company as of each of the payment dates. Any Retention Payments shall be paid to you in the same manner that you receive regular payroll.

If you accept the terms of this letter agreement (this “Agreement”), please sign the Adobe sign letter that will be emailed directly to you from Adobe no later than October 10, 2025, it being understood that signature via DocuSign or Adobe Sign shall be deemed sufficient and binding by you and the Company.

1.
Repayment Obligations (Clawbacks).
(a)
Repayment Obligation (Clawback) for One-Time Retention Payment. If for any reason you voluntarily terminate your employment with the Company, are terminated by the Company for Cause, or do not remain an employee in good standing (i.e. provide satisfactory performance of all assigned duties in a competent manner and comply with Company policies and procedures) prior to (i) December 31, 2026, you shall be required repay 100% of the net (after-tax) amount of the One-time Retention Payment on the earlier of thirty (30) days following your separation from employment with the Company and December 31, 2026 and (ii) after December 31, 2026 but prior to October 15, 2027, you shall be required to repay 50% of the net (after-tax) amount of the One-time Retention Payment on the earlier of thirty (30) days following your separation from employment with the Company and October 15, 2027.

85 Wells Avenue, Suite 210
Newton, MA 02459

www.karyopharm.com

b.
Repayment Obligation (Clawback) for Bonus Retention Payment. If for any reason you voluntarily terminate your employment with the Company, are terminated by the Company for Cause, or do not remain an employee in good standing (i.e. provide satisfactory performance of all assigned duties in a competent manner and comply with Company policies and procedures) (i) prior to March 31, 2026, you shall be required to repay 100% of the net (after-tax) amount of Installment 1 on the earlier of thirty (30) days following your separation from employment with the Company and March 31, 2026 and you will forfeit the right to receive Installment 2, or (ii) after April 30, 2026 but prior to July 31, 2026, you shall be required to repay 100% of the net (after-tax) amount of Installment 2 on the earlier of thirty (30) days following your separation from employment with the Company and July 31, 2026.

The Company will specify the precise amount to be repaid when providing you with notice of your repayment obligation, which notice shall be provided within fourteen (14) days of your termination or notice of resignation. You hereby agree to make such repayment to the Company within thirty (30) days of your termination of employment.

You further agree that in the event that you owe the Company any amounts of any kind under this Agreement or any other amounts as of the termination of your employment or your notice of intent to resign, as applicable, you hereby authorize the Company, to the maximum extent permitted by law and without further notice to or authorization by you, to withhold from any final pay, expense reimbursement, or other amounts that may become payable by the Company to you, all such amounts as are sufficient to satisfy your repayment obligations in whole or in part.

Additionally, the awards payable to you under this Agreement will be subject to all other Company policies relating to the clawback of compensation that are otherwise applicable.

“Cause” shall mean the occurrence of any of the following: (i) the employee’s willful failure to perform in any material respect the employee’s material duties or responsibilities for the Company, which is not cured within thirty (30) days of written notice thereof to the employee from the Company; (ii) repeated unexplained or unjustified absence from the Company inconsistent with the employee’s duties and responsibilities for the Company, which continues without explanation or justification after written notice thereof to the employee from the Company; (iii) the employee’s willful misconduct that causes material and demonstrable monetary or reputational injury to the Company, including, but not limited to, misappropriation or conversion of assets of the Company (other than non-material assets); or (iv) the conviction of the employee of, or the entry of a plea of guilty or nolo contendere by the employee to, any crime involving moral turpitude or any felony.

3.
2025 Bonus Payments. By your countersign and return of this Agreement, you hereby agree that you shall not receive any other award under the Company’s 2025 Annual Bonus Plan or any other incentive payment related to services provided in 2025. For the avoidance of doubt, the Bonus Retention Payment is in lieu of the 2025 bonus award typically paid in early 2026.
4.
At-Will Employment. Nothing in this Agreement shall alter the at-will nature of your employment. You are free to resign at any time, and for any or no reason. Similarly, the Company is free to terminate its employment relationship with you at any time, with or without cause.
5.
Confidentiality. The terms and conditions of this Agreement and the existence of the Retention Payments are strictly confidential except as required by applicable law. To the extent permitted by applicable law, you shall not discuss or reveal any information concerning this Agreement to any past or present employee of the Company or any third person or entity other than your counsel and members of your immediate family.
6.
Complete Agreement; Miscellaneous. This Agreement sets forth the complete agreement between you and the Company with respect to your eligibility for, and the payment to you of, the Retention Payments. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both you and an authorized Company officer. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles thereof. Both parties agree that any dispute under this Agreement shall be heard by a court of competent jurisdiction within Massachusetts. The parties hereby acknowledge that they are subject to the personal jurisdiction of the Massachusetts courts in any county where the Company has operations or facilities and/or you reside.
7.
Assignment. This Agreement and the benefits here under are not transferable.
8.
Section 409A. It is intended that this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A”), and notwithstanding anything to the contrary herein, it shall be administered, interpreted, and construed in a manner consistent with Section 409A.

We are grateful for your continued dedication and look forward to working together as we advance near-term objectives, achieve key milestones, and move closer to fulfilling our mission.

Please feel free to reach out to me should you have any questions.

Sincerely,

/s/ Lisa DiPaolo

AGREED AND ACCEPTED:

I acknowledge and agree that I have read the foregoing Agreement, have had the opportunity to consult with counsel and that I have freely and voluntarily entered into this Agreement.

/s/ Reshma Rangwala